Exhibit 99.2

1Q11 Highlights ) Trading at 43% of tangible book value, SLRK represents a strong value. With no intangible assets, shareholder equity is $18.3 million, or $7.05 per share. ) Superior capital levels far exceed regulatory standards. Tangible equity/tangible assets was 13.1% at March 31, 2011 and risk-based capital to total risk adjusted assets was 18.7% at quarter end. ) Asset quality is stabilizing with a ratio of non-performing assets to total assets of 3.24% at March 31, 2011. ) Reserves remain strong a 2.02% of total loans at March 31, 2011. ) All branch team members speak both English and Spanish to serve the growing and diverse Hispanic population of Denver. ) First quarter net interest margin improved 22 basis points to 3.25% year over year. OTCBB: SLRK “We believe small businesses remain an underserved market, presenting numerous opportunities for a service-oriented bank like ours, with sufficient capital to make loans.” Douglas Crichfield, CEO ABOUT SOLERA NATIONAL BANCORP, INC. Founded in 2007, Solera National Bank, a wholly-owned subsidiary of Solera National Bancorp, Inc., was organized to serve the multi-ethnic population of the greater Denver market. We pride ourselves in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading edge banking capabilities. We are also actively involved in our communities. Located in the heart of the Denver MSA, Solera’s market is strong and vibrant. Within a three mile radius of our headquarters, there are: ) 7,250 businesses ) 97,000 employees ) 52% Hispanic households ) 198,000 residents ) 140,000 vehicles pass by the branch intersection daily. $3.00 June 13, 2011 FACT SHEET data from SNL Analytics

SOLERA

NATIONAL BANCORP, INC.

Financial Highlights: SLRK

Income Statement	**For the Three Month Period Ended:**		
($ in thousands)	31-Mar-11	31-Dec-10	31-Mar-10
Interest Income	$ 1,507	$ 1,586	$ 1,573
Interest Expense	430	493	599
Net Interest Income	1,077	1,093	974
Provision for Loan Losses	-	35	115
Net Interest Income after Provision	1,077	1,058	859
Noninterest Income	18	19	17
Realized Gain (Loss) on Securities	(2)	475	263
Noninterest Expense	1,276	1,136	1,036
Net Income (Loss)	(183)	416	103

Per Common Share Data			
Diluted Earnings (Loss) per Share	$ (0.07)	$ 0.16	$ 0.04
Common Shares Outstanding	2,553,671	2,553,671	2,553,671
Tangible Book Value per Share	$ 7.05	$ 7.10	$ 7.02

Balance Sheet Data	**For the Three Month Period Ended:**		
($ in thousands)	31-Mar-11	31-Dec-10	31-Mar-10
Total Assets	$ 139,757	$ 140,147	$ 137,533
Total Loans, excluding deferred costs	$ 58,199	$ 58,897	$ 56,331
Total Deposits	$ 114,452	$ 110,955	$ 110,118
Total Stockholders' Equity	$ 18,278	$ 18,325	$ 19,055

Capital Ratios			
Tier 1 Capital Ratio	17.5%	17.4%	18.2%
Risk-based Capital Ratio	18.7%	18.7%	19.3%
Leverage Ratio	11.3%	11.2%	11.4%

SLRK Stock Data For 1Q 2011

Recent Price (6/13/11)	$3.00
Shares Outstanding	2.6M
Market Cap	$7.7M
Book Value per Share	$7.05
Price/Book	43%
Tangible Equity/Assets	13.08%
Reserves/Loans	2.02%
NPAs/Assets	3.24%
52 week High	$4.50
52-week Low	$2.75

LOAN PORTFOLIO
at March 31, 2011



RE - Residential 14%
Lease Financing 2%
RE - Commercial (owner-occupied) 34%
Construction & Land Development 3%
Consumer 0%
RE - Commercial 33%
Commercial & Industrial 14%

DEPOSIT PORTFOLIO
at March 31, 2011



Demand, noninterest-bearing 2%
Time deposits 32%
Savings accounts 46%
Money market 10%
Demand, interest-bearing 10%

SOLERA NATIONAL BANCORP, INC.

319 South Sheridan Boulevard
Lakewood, CO 80226

303.209.8600 ph
303.202.0936 fax

www.solerabank.com

The Cereghino Group
Corporate Investor Relations
206.388.5785 www.stockvalues.com

The company described in this report is a client of The Cereghino Group, a securities industry relations firm. This report was prepared using information obtained from the client company's management and from publications available to the general public. This report does not purport to be a complete statement of all material facts related to the company mentioned herein and is not to be construed as a recommendation or solicitation to buy or sell securities of the company described herein. Upon receiving a written request sent to 1809 7th Ave., Ste. 1414, Seattle, WA 98101, The Cereghino Group will provide a complete package of detailed information on the client company to any interested securities industry professional or stockholder of the client company. The Cereghino Group is compensated by the client company for services rendered on a continuing basis and consequently, the amount of such compensation related to the preparation and distribution of this report is not separately determinable. The Cereghino Group and/or its employees and/or members of their families, may have a long position in the securities of the company described herein.